P&F INDUSTRIES ENTERS INTO CONTRACT FOR SALE OF BUILDING

FARMINGDALE, N.Y., January 13, 2006 - P&F Industries, Inc. (Nasdaq NM:PFIN) today announced that its wholly-owned subsidiary, Embassy Industries, Inc., has entered into a contract of sale on its building with J. D’Addario & Company, Inc. for a purchase price of $6.5 million. The contract is scheduled to close on or about June 1, 2006. The Company intends to use the net proceeds from this sale to satisfy an existing mortgage on the building of approximately $1.3 million and to reduce its short-term debt. The Company expects to report a pre-tax gain from the sale of the building of approximately $5.0 million in its second fiscal quarter of 2006.

Richard Horowitz, the Company’s Chairman and Chief Executive Officer, commented, “We are extremely pleased to have entered into this contract in a relatively short period of time since the sale of the Embassy business in October and to be able to utilize the building’s equity for other corporate purposes. We expect to relocate our corporate headquarters to a leased facility in Melville, NY during the first quarter of fiscal 2006.”

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. These risks could cause the Company’s actual results for the 2006 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-1800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening Investor Relations 212-838-3777 jburfening@lhai.com

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